Exhibit 3.3

CERTIFICATE OF MERGER

OF

CASINO, INC.

AND

BIOLECTRON, INC.

It is hereby certified that:

1. The constituent business corporations participating in the merger herein certified are:

(i) Casino, Inc. (“Casino”), which is incorporated under the laws of the State of Delaware; and

(ii) Biolectron, Inc. ( “Biolectron”) which is incorporated under the laws of the State of Delaware.

2. An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

3. The name of the surviving corporation in the merger herein certified is Biolectron, Inc., which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

4. The Certificate of Incorporation of Biolectron is to be amended and restated as set forth in Exhibit A, attached hereto and made a part hereof, and said Amended and Restated Certificate of Incorporation shall continue to be the Certificate of Incorporation of said surviving corporation until further amended and changed in accordance with the provisions of the General Corporation Law of the State of Delaware.

5. The executed Agreement of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows: 25 Commerce Drive, Allendale, New Jersey 07401.

6. A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

7. The Agreement of Merger between the aforesaid constituent corporations provides that the merger herein certified shall be effective as of the filling of this Certificate of Merger with the Delaware Secretary of State.

Dated this 25 day of September, 2000.

BIOLECTRON, INC.

By:	/s/ Gary L. Grenter
President & CEO
Gary L. Grenter

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOLECTRON, INC.

The undersigned incorporator, desiring to form a corporation (hereinafter referred to as the “Corporation”) pursuant to the provisions of the General Corporation Law of Delaware, as amended (hereinafter referred to as the “Act”), executes the following articles.

ARTICLE I

Name

The name of the Corporation is Biolectron, Inc.

ARTICLE II

Nature of Business

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

Existence

The Corporation shall have perpetual existence.

ARTICLE IV

Shares

Section 4.1. Number. The total number of shares which the Corporation is authorized to issue is one thousand (1,000) shares, with no par value.

Section 4.2. Classes. There shall be one (1) class of shares of the Corporation, which class shall be designated as “Common Shares” and shall have the same rights, preferences, limitations and restrictions.

Section 4.3. Relative Rights, Preferences, Limitations and Restrictions of Shares. The Common Shares shall have all of the rights accorded to shares under the Act, including but not limited to voting rights and all rights to distribution of the net assets of the Corporation upon dissolution. The Board of Directors may create one or more series of Common Shares and may determine, in whole or in part, the preferences, limitations, restrictions and relative voting and other rights of any such series before the issuance of shares of that series, by amendment of this Certificate of Incorporation in the manner provided in the Act.

Section 4.4. Voting Rights of Common Shares. Each holder of Common Shares shall be entitled to one (1) vote for each share owned of record on the books of the Corporation on each matter submitted to a vote of the holders of Common Shares.

ARTICLE V

Registered Office and Registered Agent

Section 5.1. Registered Office. The street address of the Corporation’s initial registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle.

Section 5.2. Registered Agent. The name of the Corporation’s initial registered agent at such registered office is The Corporation Trust Company.

ARTICLE VI

Board of Directors

Section 6.1. Number. The total number of directors shall be that specified in or fixed in accordance with the Bylaws. In the absence of a provision in the Bylaws specifying the number of directors or setting forth the manner in which such number shall be fixed, the number of directors shall be three (3). The Bylaws may provide for staggering the terms of directors by dividing the directors into two (2) or three (3) groups, as provided in the Act.

Section 6.2. Initial Board of Directors. The names and addresses of the initial directors of the Corporation are:

Name	Address
Peter S. Dambach Daniel P. Hann Nicholas L. Gounaris	P.O. Box 346, 100 Interpace Parkway Parsippany, NJ 07054 P.O. Box 587, 56 E. Bell Dr., Warsaw, IN 46582 P.O. Box 346, 100 Interpace Parkway Parsippany, NJ 07054

Section 6.3. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VII

Indemnification

Section 7.1. Rights of Indemnification and Advancement of Expenses. The Corporation shall indemnify every director made a party to a proceeding because such individual is or was a director, as a matter or right, against all liability incurred by such individual in connection with the proceeding; provided that it is determined in the specific case that indemnification of such individual is permissible in the circumstances because such individual has met the standard of conduct for indemnification specified in the Act. The Corporation shall pay for or reimburse the reasonable expenses incurred by a director in connection with any such proceeding in advance of final disposition thereof in accordance with the procedure and subject to the conditions specified in the Act. The Corporation shall indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any such proceeding, as a matter of right, against reasonable expenses incurred by the individual in connection with the proceeding without the requirement of a determination as set forth in the first sentence of this Section. Upon demand by a director for indemnification or advancement of expenses, as the case may be, the Corporation shall expeditiously determine whether the director is entitled thereto in accordance with this Article and the procedures specified in the Act. Every individual who is or was an officer of the Corporation shall be indemnified, and shall be entitled to an advancement of expenses, to the same extent as if such individual is or was a director. The indemnification provided under the Article shall be applicable to any proceeding arising from acts or omissions occurring before or after the adoption of this Article.

Section 7.2. Other Rights Not Affected. Nothing contained in this Article shall limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to any individual who is or was a director, officer, employee or agent of the Corporation, or the ability of the Corporation to otherwise indemnify or advance expenses to any such individual. It is the intent of this Article to provide indemnification to the directors and officers to the fullest extent now or hereafter permitted by law consistent with the terms and conditions of this Article. Therefore, Indemnification shall be provided in accordance with the Article irrespective of the nature of the legal or equitable theory upon which a claim is made, including without limitation negligence, breach of duty, mismanagement, corporate waste, breach of contract, breach of warranty, strict liability, violation of federal or state securities laws, violation of the Employee Retirement Income Security Act of 1974, as amended, or violation of any other state or federal laws.

Section 7.3. Definitions. For purposes of this Article:

(a) The term “director” means an individual who is or was a member of the Board of Directors of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not. A director is considered to be serving an employee benefit plan at the Corporation’s request if the director’s duties to the Corporation also impose duties on, or otherwise involve services by, the director of the plan or participants in or beneficiaries of the plan. The term “director” includes, unless the context requires otherwise, the estate or personal representative of a director.

(b) The term “expenses” includes all direct and indirect costs (including without limitation counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, all other disbursements or out-of-pocket expenses) actually incurred in connection with the investigation, defense, settlement or appeal of a proceeding or establishing or enforcing a right to indemnification under this Article, applicable law or otherwise.

(c) The term “liability” means the obligation to pay a Judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(d) The term “party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

(e) The term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

ARTICLE VIII

Alteration

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.